 Exhibit 99.1

PRESS RELEASE

Katie Winchester, Chairman and CEO of First Citizens National Bank announced today the promotion of Jeff Agee to President of First Citizens Bancshares, Inc. and First Citizens National Bank. Winchester stated "Since becoming a member of the First Citizens staff in 1982, Jeff has earned the respect of his peers within our bank and statewide as President of the Tennessee Young Bankers Association.  His appointment to the position of President is in line with a management succession plan adopted by the Board of Directors of First Citizens more than two years ago. We are fortunate to have someone on staff with the vision, experience, and talents to lead our institution into the future as an independent Community Bank." Winchester will continue to serve the Bank as Chairman & CEO. Agee was named to the Board of Directors of First Citizens in 2005.

Agee joined the Bank in 1982 as a Staff Accountant. He was later promoted to Chief Financial Officer and currently serves as Executive Vice President.  He is a graduate of Dyersburg State Community College with an Associate Degree in Business Administration and holds a Bachelor of Science Degree in Accounting from the University of Tennessee at Martin. In addition, Agee is a graduate of the University of Wisconsin's Banking School and is currently in his third and final year at the University of Georgetown's Banking School in Washington, D.C.  Agee is a graduate of both the Dyersburg/Dyer County and WestStar Leadership Programs.

He is a licensed Certified Public Accountant and NASD Financial and Operations Principal. He is very involved in community affairs, currently serving on the Board of Directors of the Dyersburg/Dyer County Chamber of Commerce, a member of the Board of Trustees of Dyersburg Regional Medical Center, a member of TSCPA Financial  Institutions' Committee, and the Dyersburg Kiwanis Club Board of Directors. He was named a Kiwanis George Hixson Fellow  in 2001. In addition, Jeff also serves on Boards of the YMCA of Dyer County, West Star Leadership, and Dyer County United Way.

Jeff continues to be very active at Dyersburg State Community College, serving as the Chairman of the 2003 Annual Fund Drive, a member of the Annual Fund Committee and a member of the Alumni Board of Directors. He was named Dyersburg State Community College Alumni of the year in 2000.

He places a high priority on the educational attainment of citizens of all ages within the community. He continues to work towards creation of a city/county funded program to provide tuition free scholarships at Dyersburg State Community College to graduating seniors of both Dyersburg and Dyer County High Schools. He serves as co-chair of Vision XXI Education Committee, and as a member of the Boards of Directors of both the Imagination Library and Tennessee Scholars.

Jeff is active in the Tennessee Bankers Association, currently serving as a member of the TBA Independent Bankers Division Board of Directors and Past President of the Tennessee Young Bankers Division. In addition, he is Past President of West Tennessee Bank Administration Institute.

He and his wife, Jolie, have two children, India and Franklin. They are members of First Baptist Church in Dyersburg.